Exhibit 99.1

Transphorm Announces Fiscal 2023 First Quarter
Financial Results and Business Update

Transphorm reports first quarter revenue of $5.2 million and record product revenue of over $4.4 million representing a 101% increase year-over-year and the 10th successive quarter of product revenue growth

Company to Host Webcast Today at 5:00 p.m. ET to Review
Quarterly Results and Provide a Business Update

GOLETA, Calif.—August 15, 2022—Transphorm, Inc. (NASDAQ: TGAN)—a pioneer in and global supplier of high-reliability, high-performance gallium nitride (GaN) power conversion products, announced today financial results from its 2023 fiscal first quarter that ended on June 30, 2022.

Fiscal First Quarter And Recent Highlights
•Completed first full quarter as NASDAQ-listed company; added to the Russell 2000 and Russell 3000 Indexes.
•First quarter 2023 revenue of $5.2 million increased 60% year-over-year, with product revenue up 101% year-over-year.
•Announced a 65W 2C1A USB PD Adapter launched by Phihong, a global supplier of power products and EV charging stations, is powered by Transphorm’s easy to use and robust GaN FET platform.
•Secured continued orders for our previously announced design wins with a Fortune 100 laptop manufacturer and leading worldwide e-retailer, as well as secured a new pilot production order targeted for a leading brand 100-inch TV power supply
•Added seventh surface mount device (SMD), Industry-Standard 650V SuperGaN FET, TO-263 (D2PAK), extending SuperGaN platform benefits.
•Announced availability of seven reference designs to speed development of SuperGaN-based USB-C PD power adapters.
•Announced LEMURIA Li-ion battery power supply from Nayuta Power Energy Co. Ltd. is powered by Transphorm’s GaN technology, chosen for performance and reliability. Achieved 99% efficiency and 73% loss reduction in a fanless design.
•Received $16 million from sales of common stock, bringing cash and equivalents as of June 30, 2022 to $43 million.

“We continue to see strong traction in our targeted markets with record product bookings in the first quarter contributing to our strong backlog position,” commented Primit Parikh, Transphorm’s President, COO, and Co-founder. “In the near term, we continue to encounter supply chain challenges, including those related to COVID restrictions in the Asia region, that we expect to impact product revenue growth for the next two quarters. We have taken steps to protect against these issues in the future. Additionally, in July, we purchased two additional MOCVD reactors, and we anticipate bringing these reactors in production at some point in calendar year 2023, helping us to further meet demand and build upon our high-power GaN leadership position.”

Parikh continued, “With our wide range of product offerings and notably high power GaN, Transphorm is well-positioned to grow across multiple markets – including consumer, data centers, blockchain, industrial, two and three wheeler EVs and, in the longer term, the broader EV market. Revenue traction exists today in several of these markets including consumer, data centers, blockchain and industrial applications, and we have now grown product revenue 10 quarters in succession.”

Cameron McAulay, CFO of Transphorm, added, “With the recent exercise of the greenshoe, our balance sheet was strengthened even further and we ended the quarter with $43 million in cash and cash equivalents. This will enable us to continue to invest in the growth engines across all aspects of the company – both from a staffing and a capacity perspective.”

Fiscal 2023 First Quarter Financial Results

Revenue for the 2023 fiscal first quarter was $5.2 million, compared to $4.9 million in the 2022 fiscal fourth quarter ended March 31, 2022 and $3.2 million in the 2022 fiscal first quarter ended June 30, 2022. Revenue for the quarter reflected yet another record in product sales from ramping shipments of GaN devices for a broad range of power conversion applications, with a 10% sequential increase from the prior quarter. For the first fiscal quarter of 2023, product sales increased 101% as compared to the first fiscal quarter of 2022.

Operating expenses on a GAAP basis were $6.1 million in the 2023 fiscal first quarter, compared to $5.6 million in the prior quarter and $5.3 million in the 2022 fiscal first quarter. 2023 fiscal first quarter operating expenses consisted of R&D expenses of $1.7 million and SG&A expenses of $4.4 million. On a non-GAAP basis, operating expenses in the 2023 fiscal first quarter were $5.4 million, compared with non-GAAP operating expenses of $4.7 million in the prior quarter and $4.6 million in the 2022 fiscal first quarter.

GAAP net profit (loss) for the 2023 fiscal first quarter was ($5.4) million, or ($0.10) per share, compared to GAAP net loss of ($5.0) million, or ($0.09) per share, in the prior quarter, and GAAP net loss of ($7.1) million, or ($0.17) per share, in the 2022 fiscal first quarter. On a non-GAAP basis, net loss for the 2023 fiscal first quarter was ($4.5) million, or ($0.08) per share, compared to non-GAAP net loss of ($4.0) million, or ($0.08) per share, in the prior quarter, and non-GAAP net loss of ($5.3) million, or ($0.13) per share, in the 2022 fiscal first quarter.

Cash and equivalents as of June 30, 2022 were $43.1 million, compared to $2.5 million at June 30, 2021.

Webcast

Transphorm will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to review the Company’s 2023 fiscal first quarter results and provide a business update. The webcast can be accessed at: https://events.q4inc.com/attendee/914330044

Investors and analysts may also join the conference call by dialing: 1 (888) 330-2446 or 1 (240) 789-2732 and providing the conference ID: 8060388.

A replay and the supporting presentation materials will be available on the day of the conference call and for approximately 90 days on the “Investors section of the Company’s website. Additionally, a telephone replay of the conference call will be available after the conclusion of the call and through August 31, 2022. The telephone replay can be accessed by dialing 1 (800) 770-2030 and entering the conference ID: 8060388.

About Transphorm

Transphorm, Inc., a global leader in the GaN revolution, designs and manufactures high performance and high reliability GaN semiconductors for high voltage power conversion applications. Having one of the largest Power GaN IP portfolios of more than 1,000 owned or licensed patents, Transphorm produces the industry’s first JEDEC and AEC-Q101 qualified high voltage GaN semiconductor devices. The Company’s vertically integrated device business model allows for innovation at every development stage: design, fabrication, device, and application support. Transphorm’s innovations are moving power electronics beyond the limitations of silicon to achieve over 99% efficiency, 40% more power density and 20% lower system cost. Transphorm is headquartered in Goleta, California and has manufacturing operations in Goleta and Aizu, Japan. For more information, please visit www.transphormusa.com. Follow us on Twitter @transphormusa and WeChat @ Transphorm_GaN.

Non-GAAP Financial Measures

This press release includes and makes reference to certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Transphorm believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. Transphorm believes that these non-GAAP financial measures provide additional insight into Transphorm’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate Transphorm’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation, depreciation, amortization, and changes in fair value of promissory note.

A reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this press release.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company’s ability to manage supply chain constraints, the Company’s expectations around the timing of bringing additional MOCVD reactors into production, the Company’s market positioning the Company’s pipeline and future anticipated growth. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: risks related to Transphorm’s operations, such as additional financing requirements and access to capital; competition; the ability of Transphorm to protect its intellectual property rights; and other risks set forth in the Company’s filings with the Securities and Exchange Commission. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:
David Hanover or Jack Perkins
KCSA Strategic Communications
transphorm@kcsa.com

Company Contact:
Cameron McAulay
Chief Financial Officer
1-805-456-1300 ext. 140
cmcaulay@transphormusa.com

Transphorm, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2022 (unaudited)	March 31, 2022 (audited)	June 30, 2021 (unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,613	$33,435	$1,962
Restricted cash	500	500	500
Accounts receivable	3,203	2,558	2,247
Inventory	6,963	6,330	2,924
Prepaid expenses and other current assets	2,575	1,971	2,160
Total current assets	55,854	44,794	9,793
Property and equipment, net	2,199	1,649	1,832
Operating lease right-of-use assets	3,448	—	—
Goodwill	1,056	1,180	1,303
Intangible assets, net	543	617	839
Investment in joint venture	339	143	—
Other assets	291	263	267
Total assets	$63,730	$48,646	$14,034

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$4,674	$3,588	$3,744
Deferred revenue	354	346	1,016
Accrued interest	182	180	166
Accrued payroll and benefits	1,120	1,171	1,582
Operating lease liabilities	521	—	—
Unfunded commitment in joint venture	—	—	1,339
Development loan	—	—	8,000
Revolving credit facility	12,000	—	—
Total current liabilities	18,851	5,285	15,847
Revolving credit facility, net of current portion	—	12,000	12,000
Promissory note	—	—	17,190
Operating lease liabilities, net of current portion	2,941	—	—
Total liabilities	21,792	17,285	45,037
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock	6	5	4
Additional paid-in capital	227,512	211,190	145,332
Accumulated deficit	(183,991)	(178,638)	(175,455)
Accumulated other comprehensive loss	(1,589)	(1,196)	(884)
Total Stockholders’ equity (deficit)	41,938	31,361	(31,003)
Total liabilities and stockholders’ equity (deficit)	$63,730	$48,646	$14,034

Transphorm, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands except share and per share data)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Revenue, net	$5,156	$4,927	$3,216
Cost of goods sold	4,050	3,789	2,567
Gross profit	1,106	1,138	649
Operating expenses:
Research and development	1,740	1,632	1,823
Sales and marketing	1,083	1,047	687
General and administrative	3,317	2,917	2,743
Total operating expenses	6,140	5,596	5,253
Loss from operations	(5,034)	(4,458)	(4,604)
Interest expense	182	181	204
Loss in joint venture	582	677	1,490
Changes in fair value of promissory note	—	—	1,024
Other income, net	(445)	(317)	(270)
Loss before tax expense	(5,353)	(4,999)	(7,052)
Tax expense	—	—	—
Net loss	$(5,353)	$(4,999)	$(7,052)
Net loss per share - basic and diluted	$(0.10)	$(0.09)	$(0.17)

Transphorm, Inc.
Reconciliation of GAAP and Non-GAAP Financial Information (unaudited)
(in thousands except share and per share data)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
GAAP net loss	$(5,353)	$(4,999)	$(7,052)
Adjustments:
Stock-based compensation	582	758	497
Depreciation	152	147	123
Amortization	74	75	74
Changes in fair value of promissory note	—	—	1,024
Total adjustments to GAAP net loss	808	980	1,718
Non-GAAP net loss	$(4,545)	$(4,019)	$(5,334)
GAAP net loss per share - basic and diluted	$(0.10)	$(0.09)	$(0.17)
Adjustment	0.02	0.01	0.03
Non-GAAP net loss per share - basic and diluted	$(0.08)	$(0.08)	$(0.13)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
GAAP operating expenses	$6,140	$5,596	$5,253
Adjustments:
Stock-based compensation	543	715	470
Depreciation	152	147	123
Amortization	74	75	74
Total adjustments to GAAP operating expenses	769	937	667
Non-GAAP operating expenses	$5,371	$4,659	$4,586

Transphorm, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(5,353)	$(7,052)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory write-off	37	134
Depreciation and amortization	226	197
Amortization of right-of-use assets	150	—
Stock-based compensation	583	497
Interest cost	2	54
Gain on sale of equipment	(100)	—
Loss in joint venture	582	1,490
Changes in fair value of promissory note	—	1,024
Changes in operating assets and liabilities:
Accounts receivable	(645)	(629)
Inventory	(670)	(835)
Prepaid expenses and other current assets	(604)	(707)
Other assets	(28)	7
Accounts payable and accrued expenses	1,086	354
Deferred revenue	8	511
Accrued payroll and benefits	(51)	172
Operating lease liabilities	(136)	—
Net cash used in operating activities	(4,913)	(4,783)
Cash flows from investing activities:
Purchases of property and equipment	(723)	(346)
Proceeds from sale of equipment	100	—
Investment in joint venture	(778)	(2,018)
Net cash used in investing activities	(1,401)	(2,364)
Cash flows from financing activities:
Proceeds from stock option exercise	20	134
Proceeds from issuance of common stock	16,000	—
Cost associated with issuance of common stock	(280)	—
Net cash provided by financing activities	15,740	134
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(248)	(25)
Net increase (decrease) in cash, cash equivalents and restricted cash	9,178	(7,038)
Cash and cash equivalents and restricted cash at beginning of period	33,435	9,500
Cash and cash equivalents at beginning of period	42,613	2,462
Restricted cash at beginning of period	500	—
Cash and cash equivalents and restricted cash at end of period	$43,113	$2,462